Exhibit 99.13

Execution Version

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

THE9 LIMITED

AND

ARK PACIFIC SPECIAL OPPORTUNITIES FUND I, L.P.

June 7, 2017

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Section 9.09	Entire Agreement	45
Section 9.10	Severability	45

APPENDIX I JOINDER AGREEMENT		I

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of June 7, 2017, is entered into by and between The9 Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and Ark Pacific Special Opportunities Fund I, L.P., an exempted limited partnership organized under the laws of the Cayman Islands acting by its general partner, Ark Pacific Investment Management Limited (“Purchaser”; together with the Company, the “Parties”, and each of them, a “Party”).

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell, and Purchaser desires to purchase, 12,500,000 ordinary shares, par value US$0.01 each in the capital of the Company (the “Shares”) for a total consideration of US$15 million, or US$1.2 per Share, subject to the indemnification obligations described herein.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound by this Agreement, the Parties agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“6-K Filing” has the meaning set forth in Section 5.08.

“Account Charge” means the account charge to be entered into prior to Closing in the Agreed Form, pursuant to which HK Holdco grants the Security over the Collateral Account in favor of Purchaser, as the same may be amended or supplemented from time to time.

“Action” means any charge, claim, action, complaint, petition, inquiry, investigation, appeal, suit, litigation, grievance or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any arbitrator or Governmental Authority.

“Additional Registration Statements” has the meaning set forth in Section 5.18(a).

“ADS” means an American depositary share of the Company, representing one (1) Share.

“Agreed Form” means, in relation to a document, such form of the document which is agreed between the Purchaser and the Company and initialed by each of them or a representative of them.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, and individually or together with any other Person, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday, legal holiday or other day on which banks are required or authorized by Law to be closed in the PRC, New York, the Cayman Islands or Hong Kong.

“Cash Collateral” means all amounts (including interest) from time to time standing to the credit of the Collateral Account and the debts represented thereby and includes all renewals and extensions thereof, which is subject to the Security in favor of Purchaser pursuant to Section 5.17.

“Closing” has the meaning set forth in Section 2.01(b).

“Closing Date” has the meaning set forth in Section 2.01(c).

“Code” means the United States Internal Revenue Code of 1986.

“Collateral Account” means a bank account to be opened prior to Closing by HK Holdco with a bank located in Hong Kong to be designated and agreed by the Company and Purchaser (the “Collateral Bank”), including any account which may from time to time be subsequently substituted therefor.

“Commission Guidance” has the meaning set forth in Section 5.18(a).

“Company Directors” means the two individuals that the Company may nominate to the board of directors of HK Holdco from time to time.

“Company IP” has the meaning set forth in Section 3.17(a).

“Company Owned IP” means all Intellectual Property owned by the Group Companies.

“Company Registered IP” means all Intellectual Property for which registrations are owned by or held in the name of, or for which applications have been made in the name of, any Group Company.

“Company’s Incentive Plan” means the 2004 Stock Option Plan of the Company, as amended from time to time.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Required Permit).

“Constitutional Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Contract” means, as to any Person, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral, including any and all amendments, modifications and supplements thereto.

“Convertible Notes” means the Tranche A convertible notes, Tranche B convertible notes and Tranche C convertible notes issued by the Company to Splendid Days Limited, a company with limited liability incorporated under the Laws of the British Virgin Islands (“Splendid Days”), on December 11, 2015, pursuant to a convertible note and warrant purchase agreement dated November 24, 2015 by and among the Company, the security providers listed in Schedule 1 thereto, and Splendid Days (the “Convertible Notes and Warrant Purchase Agreement”).

“Depositary” means The Bank of New York Mellon, the ADS depositary of the Company.

“Discharge Date” has the meaning set forth in Section 5.17(b).

“Early Redemption Date” has the meaning set forth in Section 5.14(c).

“Early Redemption Event” has the meaning set forth in Section 5.14(b).

“Early Redemption Notice” has the meaning set forth in Section 5.14(a).

“Early Redemption Price” has the meaning set forth in Section 5.14(c).

“Effective Period” has the meaning set forth in Section 5.18(a).

“Encumbrance” means any security interests, mortgages, liens, pledges, charges, reservations, restrictions, rights of way, options, rights of first refusal, community property interests, equitable interests, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by contract, Law, equity or otherwise.

“Equity Securities” means, with respect to a Person, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“External Indebtedness” means any Indebtedness which is denominated or payable by its terms, or at the option of the creditor in respect of such Indebtedness, in a currency other than the lawful currency of Hong Kong.

“FCPA” has the meaning set forth in Section 3.18.

“Filing Deadline” has the meaning set forth in Section 5.18(a).

“Financial Statements” has the meaning set forth in Section 3.09(a).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Official” has the meaning set forth in Section 3.18.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means, collectively, the Company and its Subsidiaries.

“Group Company” means a member of the Group.

“HKIAC” has the meaning set forth in Section 9.02(a).

“HKIAC Rules” has the meaning set forth in Section 9.02(a).

“Holder” means any Person who holds any of the Subject Shares or Registrable Securities or any assignee of record of such Registrable Securities.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“HK Holdco” means Fast Supreme Development Limited, a company to be incorporated under the laws of Hong Kong as a subsidiary of the Company prior to the Closing, in which the Company shall hold 9,999 shares and a Person nominated by the Purchaser shall hold one share.

“Incsight Agreement” means the share purchase agreement expected to be entered into by and between the Company and Incsight Limited, a company incorporated under the laws of the British Virgin Islands (“Incsight”), on or about the same date as this Agreement, pursuant to which Company will issue and sell 12,500,000 Shares to Incsight for a consideration of US$1.2 per Share.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness, (v) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (vi) all monetary obligations under any leasing or similar arrangement, whether or not classified as a capital lease in accordance with generally accepted accounting principles, (vii) all indebtedness referred to in clauses (i) through (vi) above of any other Person secured by any Encumbrance upon or in any property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (viii) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

“Indemnifying Party” has the meaning set forth in Section 7.06.

“Information” has the meaning set forth in Section 5.09.

“Intellectual Property” means any and all (i) patents and patent applications and reissues, renewals, reexaminations, continuations, continuations-in-part, divisions, substitutions, supplementary protection certificates and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, author’s rights, data rights and works of authorship (including artwork, software, computer programs, files, records and data, and related documentation), (iv) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, and (v) trade names, trade dress, trademarks, domain names, service marks, logos, business names, URLs, web sites, web pages and any part thereof, and registrations and applications therefor, the goodwill symbolized or represented by the foregoing.

“Investment Amount” has the meaning set forth in Section 2.01(a).

“Knowledge” of a Person means the actual knowledge possessed by such Person.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Lease Agreements” has the meaning set forth in Section 3.15(b).

“Leased Real Property” means all real property leased, subleased, licensed, or otherwise occupied by the Company or any Subsidiary of the Company.

“Liability” means any liability, Indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent.

“Losses” means Liabilities, judgments, fines and expenses of any kind or nature whatsoever, including any investigative, legal and other expenses and any amounts paid in settlement suffered or incurred by any Indemnified Party; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud and actually awarded to a Governmental Authority or other third party, and any incidental, consequential, special or indirect damages.

“Major Indebtedness Default” means, with respect to any Indebtedness or commitment of Indebtedness of any Group Company, having an aggregate amount of US$500,000 (or its equivalent in any other currency or currencies) or more (whether in respect of any one Group Company or in the aggregate across multiple Group Companies, whether such Indebtedness now exists or will hereafter be created): (i) an event of default (however described) that has caused the relevant creditor thereof to declare, or become entitled to declare, such Indebtedness to be due and payable prior to its stated maturity and/or (ii) a failure to pay principal of, or interest or premium on or any other amount under or in connection with (subject to the applicable grace period in the relevant documents), such Indebtedness when the same becomes due; and/or any commitment for any such Indebtedness is cancelled or suspended by a creditor of any Group Company as a result of an event of default (however described).

“Material Contracts” has the meaning set forth in Section 3.16(a).

“Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or condition (financial or otherwise) of the Group Companies, taken as a whole; provided, however, that (i) no event, circumstance, change, development or effect relating to the economy or capital markets in general or affecting comparable companies operating in the same industry(but, in each case, only to the extent such changes or developments do not, individually or in the aggregate, have a disproportionate impact on any Group Company relative to other comparable companies operating in the same industry), or (ii) any pandemic, earthquake, typhoon, tornado or other natural disaster or similar force majeure event, shall be deemed, in and of themselves, to constitute a Material Adverse Effect.

“Mr. Zhu” means Mr. Jun Zhu, the chairman of the Board and chief executive officer of the Company.

“NASDAQ” means The NASDAQ Global Market.

“New Registration Statement” has the meaning set forth in Section 5.18(a).

“Onshore Companies” has the meaning set forth in Section 3.07(b).

“Operating Company” means Shanghai The9 Information Technology Co., Ltd. ( ), a limited liability company incorporated under the Laws of the PRC, with its registered address at Room 201, No. 3 Building, No. 690 Bibo Road, Pudong New District, Shanghai, the PRC.

“Owned Real Property” means all real property and interests in real property (including real property in connection with land use rights contracts or certificates and construction projects) owned by any Group Company (collectively, together with all buildings or other structures, improvements or fixtures thereon and all easements rights of way and other appurtenant rights thereto).

“Option Deed” means a put option deed to be entered into between Purchaser and HK Holdco at or before Closing in the Agreed Form, pursuant to which HK Holdco will grant a put option to Purchaser in respect of the Subject Shares.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan.

“Pre-closing” has the meaning set forth in Section 2.01(b).

“Pre-closing Date” has the meaning set forth in Section 2.01(c).

“Principal Subsidiaries” means (i) Gamenow.Net (Hong Kong) Limited, (ii) China The9 Interactive Limited, (iii) China The9 Interactive (Shanghai) Limited, (iv) The9 Computer Technology Consulting (Shanghai) Co., Ltd., (v) Silver Express Investment Limited, and (vi) any other Subsidiary which at any time on or after the date of this Agreement would be deemed a “significant subsidiary” (as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act) of the Company.

“Prospectus” shall mean: (i) the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all materials incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 of the Securities Act.

“Purchaser Director” means Arthur Lau, or such other person as the holder of the preferred share in HK Holdco may designate for appointment to the board of directors of HK Holdco from time to time.

“Purchaser Designated Person” has the meaning set forth in Section 2.01(d).

“Purchaser Indemnified Party” has the meaning set forth in Section 7.02.

“Redemption Date” has the meaning set forth in Section 5.13(b).

“Redemption Notice” has the meaning set forth in Section 5.13(a).

“Redemption Notice Period” has the meaning set forth in Section 5.13(a).

“Redemption Price” has the meaning set forth in Section 5.13(b).

“Redemption Right Triggering Event” has the meaning set forth in Section 5.13(a).

“Registrable Securities” shall mean: (i) any and all Subject Shares, (ii) any Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to the Subject Shares, and (iii) any ADSs issued in respect of any Subject Shares. Registrable Securities shall cease to be Registrable Securities on the date as of which a Registration Statement covering resale of such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective Registration Statement.

“Registration Statement” means any registration statement of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, and all exhibits and all materials incorporated by reference in such Registration Statement.

“Released Cash Collateral Amount” has the meaning set forth in Section 5.17(b)(i).

“Remaining Subject Shares” means (i) 12,500,000 Shares, being the total number of Subject Shares, minus (ii) the number of Subject Shares that have been resold by Purchaser pursuant to Section 5.12 as of a specified date.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Required Permits” has the meaning set forth in Section 3.14.

“Resale Notice” has the meaning set forth in Section 5.12(b).

“Resale Tranche” has the meaning set forth in Section 5.12(a)(ii).

“Resale Tranche Investment Amount” has the meaning set forth in Section 5.12(a)(ii).

“Rule 144 Documents” has the meaning set forth in Section 5.12(b).

“SAFE” has the meaning set forth in Section 3.14.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 3.10.

“Secured Obligations” has the meaning set forth in Section 5.17(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security” has the meaning set forth in Section 5.17(a).

“Shareholders’ Agreement” means the shareholders’ agreement in respect of HK Holdco to be entered into in the Agreed Form.

“Shares” has the meaning set forth in the recital.

“Smilegate Acquisition” has the meaning set forth in Section 5.14(b)(iii).

“Subject Share(s)” has the meaning set forth in Section 2.01(a).

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, partnership, joint venture, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity (or profits or capital) interests or more than fifty percent (50%) of the ordinary voting power, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person, and (ii) any entity whose assets, or portions thereof, has been or should be consolidated with the net earnings of the Person and should be recorded on the books of the Person for financial reporting purposes in accordance with GAAP including FIN 46R with respect to variable interest entities; for the avoidance of doubt, in the case of the Company, its Subsidiaries shall include the Operating Company and each Subsidiary of the Operating Company.

“Tax” or “Taxes” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments, imposed in all cases by a Governmental Authority, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Tax Returns” means any return, report or statement showing Taxes or used to pay Taxes required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Trading Day” means a day on which any trading market on which the ADSs are listed or quoted as open for trading.

“Unreleased Investment Amount” has the meaning set forth in Section 5.17(b)(ii).

“US$” or “USD” means U.S. dollars, the lawful currency of the United States of America.

“VIE Agreements” means all of the Contracts described under the caption “Arrangements with Affiliated PRC Entities” of Item 7 of the Company’s most recently filed annual report on Form 20-F.

“Violations” has the meaning set forth in Section 7.09(a).

“Warrants” means the Tranche A warrants, Tranche B warrants, Tranche C warrants and Tranche I warrants issued by the Company to Splendid Days on December 11, 2015, pursuant to the Convertible Notes and Warrant Purchase Agreement.

“Withdrawal Date” has the meaning set forth in Section 5.17(b)(i).

Section 1.02 Definitional and Interpretative Provisions.

(a) When a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise specified.

(b) The words “hereof”, “herein”, “hereby” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The headings and sub-headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) Whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”.

(f) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(g) References to a Person are also to its permitted successors and assigns.

(h) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(i) The Parties have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

ARTICLE II

DESCRIPTION OF THE TRANSACTION

Section 2.01 Pre-Closing and Closing; Purchase and Sale of Subject Shares.

(a) Upon the terms and subject to the conditions of this Agreement, the Company shall issue and, and Purchaser shall purchase and subscribe for, 12,500,000 Shares (the “Subject Shares”, and each, a “Subject Share”), free and clear of all Encumbrances, for a total consideration of US$15 million (the “Investment Amount”), or US$1.2 per Share.

(b) The transactions contemplated by this Agreement shall be consummated in two phases, consisting of (i) a pre-closing (the “Pre-closing”) at which, subject to satisfaction or waiver of each of the conditions set forth in Article VI required by this Agreement to be satisfied at the Pre-closing, the Company shall issue the Subject Shares to Purchaser and cause the Purchaser or the Purchaser Designated Person (if so designated pursuant to Section 2.01(d)) to be entered into the register of members of the Company; and (ii) a closing (the “Closing”) at which, subject to satisfaction or waiver of each of the conditions set forth in Article VI required by this Agreement to be satisfied at the Closing, Purchaser shall pay the Investment Amount to the Company.

(c) The consummation of the transactions contemplated by this Agreement at Pre-Closing and Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, 15 Queen’s Road Central, Hong Kong. The Pre-closing shall take place at a time and on a date to be specified by the Parties, which shall be no later than the third Business Day after the date on which each of the conditions set forth in Article VI required by this Agreement to be satisfied at Pre-closing is satisfied or waived (other than those conditions that by their nature are to be satisfied at Pre-closing, but subject to the satisfaction or waiver thereof at the Pre-closing), or at such other time, date and location as the Parties agree in writing. The date on which Pre-closing actually takes place is referred to in this Agreement as the “Pre-closing Date”. The Closing shall take place a time and on a date to be specified by the Parties, which shall be no later than the third Business Day after the date on which each of the conditions set forth in Article VI required by this Agreement to be satisfied at Closing is satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time, date and location as the Parties agree in writing. The date on which Closing actually takes place is referred to in this Agreement as the “Closing Date”.

(d) If designated in writing by Purchaser to the Company at least three (3) Business Days prior to the Pre-closing Date, Purchaser may designate a direct or indirect wholly-owned Subsidiary of Purchaser (“Purchaser Designated Person”) to receive the Subject Shares otherwise to be issued to Purchaser at the Pre-closing, and such Purchaser Designated Person shall execute a joinder agreement substantially in the form attached hereto as Appendix I and have the same rights and undertake the same obligations as the Purchaser hereunder; provided, however, that such designation shall not impact or relieve the obligations of Purchaser under this Agreement. The obligations of the Purchaser and any Purchaser Designated Person shall be joint and several.

Section 2.02 Pre-Closing and Closing Deliveries and Conditions.

(a) Company Pre-closing and Closing Deliveries. The Company shall deliver, or cause to be delivered, items (i) and (ii) set forth below under this Section 2.02(a) to Purchaser at the Pre-closing, and items (iii) to (xi) set forth below under this Section 2.02(a) to Purchaser at the Closing:

(i) a certified copy of the register of members of the Company evidencing all of the Subject Shares, which shall be denoted therein as unpaid if so required under the laws of the Cayman Islands, registered in the name of Purchaser;

(ii) a certificate of the secretary or a duly authorized director or officer of the Company, dated as of the Pre-closing Date, certifying (A) a copy of the resolutions of the Board authorizing the execution, delivery and performance of this Agreement, (B) the incumbency and signatures of the Company’s directors or officers (where applicable) executing this Agreement and the certificates to be delivered by the Company at the Pre-closing in connection herewith, and (C) that all the conditions set forth in Section 6.01 have been fulfilled (in the case of Section 6.01(i), only to the extent applicable to Pre-closing);

(iii) a receipt for payment of the Investment Amount, to be delivered after the Company’s receipt of the Investment Amount at Closing;

(iv) evidence reasonably satisfactory to Purchaser that the Collateral Account has been authorized by HK Holdco, and opened by the Collateral Bank, and signatories appointed, in accordance with this Agreement;

(v) a certificate of the secretary or a duly authorized director or officer of HK Holdco, dated as of the Closing Date, certifying (A) a copy of the resolutions of its directors authorizing the execution, delivery and performance of the Account Charge, the Option Deed and the documentation establishing the Collateral Account, (B) the incumbency and signatures of HK Holdco’s directors or officers (where applicable) executing such documentation, and (C) a copy of the articles of association of HK Holdco which has been duly adopted in the Agreed Form;

(vi) a certified copy of the register of members of the Company evidencing, and an original share certificate representing, all of the Subject Shares, fully paid and registered in the name of Purchaser;

(vii) a certificate of the secretary or a duly authorized director or officer of the Company, dated as of the Closing Date, certifying that all the conditions set forth in Section 6.01 have been fulfilled;

(viii) the Shareholders’ Agreement (or a counterpart thereof) duly executed and delivered by the Company and HK Holdco;

(ix) the Option Deed (or a counterpart thereof) duly executed and delivered by HK Holdco;

(x) the Account Charge (or a counterpart thereof) and any such other documentation as may be necessary or desirable in relation to the granting of the Security in the Collateral Account by HK Holdco in favor of Purchaser as contemplated by Section 5.17(a) to the reasonable satisfaction of Purchaser; and

(xi) all other documents required to be delivered by the Company or HK Holdco under the Account Charge, the Option Deed or the Shareholders’ Agreement.

(b) Purchaser Pre-closing and Closing Deliveries. Purchaser shall deliver, or cause the delivery of, item (i) set forth below under this Section 2.02(b) to the Company at the Pre-closing, and items (ii) and (iii) set forth below under this Section 2.02(b) to the Company at the Closing,

(i) a certified copy of the resolutions of Purchaser’s board of directors and, if required, shareholders, authorizing the execution, delivery and performance of this Agreement;

(ii) the Option Deed, the Account Charge and the Shareholders’ Agreement (or in each case a counterpart thereof) duly executed and delivered by Purchaser; and

(iii) if a Purchaser Designated Person has been designated by Purchaser pursuant to the terms of Section 2.01(d), a certified copy of (A) a joinder agreement executed substantially in the form appearing in Appendix I, (B) its Constitutional Documents, and (C) the resolutions of Purchaser Designated Person authorizing its execution, delivery and performance of the joinder agreement and the transactions contemplated under this Agreement.

(c) Closing Payment. Subject to the receipt by the Purchaser of items set forth in Section 2.02(a)(iv) to (xi), the Purchaser shall pay the Investment Amount by wire transfer of immediately available funds to the Collateral Account at Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in any SEC Filings (excluding any disclosures set forth in the SEC Filings under the headings “Risk Factors” and “Forward-Looking Statements” and any other disclosures in any other forward-looking or cautionary statements), the Company hereby represents and warrants to Purchaser that each of the representations and warranties contained in this Article III is true, complete and not misleading as of the date of this Agreement and each of such representations and warranties shall be true, complete and not misleading on and as of the Pre-closing Date, with the same effect as if made on and as of the Pre-closing Date (except for such representations and warranties that are made as of a specified date, which shall be true, complete and not misleading as of such date):

Section 3.01 Organization, Good Standing and Qualification. Each Group Company is duly organized, incorporated or formed, validly existing and in good standing (with respect to the jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization, incorporation or formation. With respect to the Subsidiaries of the Company that are variable interest entities as defined in FIN46R under GAAP and are consolidated by the Company for financial reporting purposes pursuant to the terms thereof, the Company possesses control over such Subsidiaries through the VIE Agreements, true and complete copies of which have been included in the SEC Filings.

Section 3.02 Authorization; Enforceable Agreement. All corporate action on the part of the Company, necessary for the authorization, execution, and delivery of this Agreement, the performance of the obligations of the Company under this Agreement, and the authorization, issuance, sale, and delivery of the Subject Shares in accordance with the terms and conditions under this Agreement, and this Agreement, when executed and delivered, assuming due authorization, execution and delivery by Purchaser, constitutes and will constitute valid and legally binding obligations of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

Section 3.03 Governmental Consents. No consent, approval, order, or authorization of or registration, qualification, declaration, or filing with, any Governmental Authority on the part of the Company is required in connection with the offer, sale, or issuance of the Subject Shares or the consummation of any other transaction contemplated by this Agreement, except for the following: (i) the filing of any required notifications under applicable securities Laws, which filings will have occurred within the appropriate time periods; (ii) if requested, the filing with the SEC of the Registration Statements contemplated under this Agreement; (iii) any application or notification to NASDAQ that is required in connection with the issuance and sale of the Subject Shares; (iv) any filings required by the Financial Industry Regulatory Authority; and (v) the filing with the SEC of such reports under the Exchange Act as required in connection with this Agreement and the transactions contemplated by this Agreement.

Section 3.04 Capitalization. As of the date hereof, the Company has (i) 57,283,929 Shares issued and outstanding, which include (A) 31,659,628 Shares issued to the Depositary to facilitate future issuance of ADSs upon exercise of options under the Company’s Incentive Plan and (B) 1,708,800 Shares held by the Company in treasury. As of the date hereof, the Company has (w) 11,695,513 Shares issuable pursuant to the outstanding Convertible Notes (assuming full conversion, without giving effect to any restriction contained in the Convertible Notes), (x) 4,778,846 Shares issuable pursuant to the outstanding Warrants (assuming full conversion, without giving effect to any restriction contained in the Warrants), (y) 18,135,200 Shares issuable pursuant to outstanding options under the Company’s Incentive Plan, and no other Shares issuable pursuant to any outstanding Equity Securities exercisable or exchangeable for, or convertible into, any capital shares of the Company other than those set forth in the foregoing (w), (x) and (y). As of the date hereof, the Company has 14,649,543 Shares available for issuance under the Company’s Incentive Plan. All of the issued and outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights of any Persons and similar rights and were issued in compliance with all applicable securities Laws. Other than the Company’s Incentive Plan, the Convertible Notes and the Warrants, the Incsight Agreement and a consulting agreement pursuant to which the Company shall pay certain finder’s compensation, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any Equity Securities of the Company, or Contracts by which the Company or any Subsidiary is or may become bound to issue additional Equity Securities of the Company, or securities or rights convertible or exchangeable into Equity Securities of the Company. None of the Company or its Subsidiaries is subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its outstanding Equity Securities. Except as provided in this Agreement, no Person has the right to require the Company to register any Equity Securities of the Company with the SEC or any other Governmental Authority, whether on a demand or piggy-back basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

Section 3.05 Noncontravention. The execution, delivery and performance by the Company of this Agreement, the consummation of the transactions contemplated hereby, and the issuance and sale of the Subject Shares will not (i) conflict with or violate any provision of the Company’s Constitutional Documents, (ii) conflict with or violate any applicable Law or any Governmental Order to which the Company is subject or (iii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Company is a party or by which it is bound or to which any of its assets or properties are subject.

Section 3.06 Valid Issuance. The Subject Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly and validly issued, fully paid, and nonassessable and will be free of any Encumbrances or restrictions on transfer other than any restrictions on transfer under this Agreement, the Constitutional Documents of the Company and under applicable securities Laws. The issuance and sale of the Subject Shares hereunder is not subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Constitutional Documents of the Company or any other agreement, except for the anti-dilution provisions in the Convertible Notes and the Warrants.

Section 3.07 Subsidiaries.

(a) All of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries that is registered or incorporated outside of the PRC are owned directly or indirectly by the Company, free and clear of all liens, and are duly authorized and validly issued, fully paid and non-assessable and there is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, delivery, voting, transfer or redemption by any such Subsidiaries (including any right of conversion or exchange under any outstanding security or other instrument) of the capital stock of any such Subsidiaries (other than any such subscription, option, warrant, call right, agreement or commitment in favor of the Company or its Subsidiaries).

(b) For each of the Company’s Subsidiaries that is registered or incorporated in the PRC (the “Onshore Companies”), each holder of record of its registered capital have contributed in full its subscribed share of the entity’s registered capital pursuant to the articles of association and, as applicable, relevant joint venture contracts, and all such contributions have been verified and certified by a Chinese registered public accountant according to applicable Law, approved by and registered with all relevant Governmental Authorities and fully paid, and verification certificates have been issued to each such holder of record or previous investor accordingly. All previous transfers or assignments of registered capital have been approved by and registered with the relevant Governmental Authorities and all necessary corporate actions. Each Onshore Company successfully passed all of the applicable annual audits required by applicable Law. Without limiting the generality of the foregoing, all approvals, registrations and filings required under PRC Law for the due and proper establishment and operation of each Onshore Company and for the conduct of the business of each such Onshore Company have been duly obtained by the Onshore Companies from the relevant PRC Governmental Authorities and are in full force and effect, except to the extent the failure to obtain or complete any such approval, registration or filing would not, individually or in the aggregate, have a Material Adverse Effect. All required approvals of, and filings and registrations with, the relevant Onshore Companies required in respect of each Onshore Company and other Subsidiaries (to the extent applicable) and their respective operations have been duly obtained or completed by the Company or the applicable Company Subsidiary in accordance with the relevant PRC Laws, except to the extent the failure to obtain or complete any such approvals, filings or registration would not, individually or in the aggregate, have a Material Adverse Effect.

(c) HK Holdco will not, prior to the Closing, trade or enter into any agreements or arrangements or agree to any obligations or otherwise conduct any business activity (save in connection with the Collateral Account); and (ii) prior to the Closing will not have any assets or liabilities (save in respect of the expenses of incorporation and the Collateral Account and costs and expenses incurred in connection therewith).

Section 3.08 Disclosure. All information and materials provided or made available to Purchaser by or on behalf of the Company in connection with the negotiation or execution of this Agreement are true and correct in all material aspects as of the date hereof and do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading in any material aspect.

Section 3.09 Financial Statements.

(a) The financial statements of the Group on a consolidated basis for each of the periods included or incorporated by reference in the SEC Filings, including the Company’s audited financial statements prepared in respect of the fiscal year ended December 31, 2016 filed with the SEC on Form 20-F on April 7, 2017 (the “Financial Statements”), (A) fairly present the financial condition and the results of operations of the Group as of the dates and for the periods indicated in such SEC Filings in accordance with GAAP, (B) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (C) have been prepared from and are consistent with the books and records of each of the Group Companies in all material aspects.

(b) The Group does not have any liabilities or obligations (accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on a consolidated balance sheet of the Company, other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the Company’s audited consolidated balance sheet included in the Financial Statements for the fiscal year ended December 31, 2016, (ii) that were incurred in the ordinary course of business since December 31, 2016, or (iii) other undisclosed liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.10 SEC Filings.

(a) The Company has filed, on a timely basis, all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act (all of the foregoing filed during the thirty-six (36) months prior to the date hereof collectively, the “SEC Filings”). The Group is principally engaged in the business described in its most recent annual report, and such report contains a complete and accurate description of the business of the Group, taken as a whole and in all material aspects. At the time of the filing thereof, each of the SEC Filings complied as to form with the applicable requirements of the Securities Act and the Exchange Act in all material aspects and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Filings. The Company satisfies the registrant requirements for the use of a registration statement on Form F-3 to register the Registrable Securities for resale by any Holder under the Securities Act. There exist no facts or circumstances (including any required approvals or waivers or any circumstances that may delay or prevent the obtaining of accountant’s consents) that could reasonably be expected to prohibit or delay the preparation and filing of the Registration Statement for the resale of the Registerable Securities by any Holder contemplated by this Agreement.

(b) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(f) of the Exchange Act) (A) designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure and (B) reasonably effective to perform the functions for which they were designed, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board’s audit committee (and made summaries of such disclosures available to Purchaser) (A) any deficiencies and weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.11 Absence of Changes. Since December 31, 2016, except as explicitly permitted by this Agreement, there has not been:

(a) any material adverse change in the consolidated assets, liabilities, financial condition or operating results of the Group from that reflected in the Company’s most recently filed annual report on Form 20-F;

(b) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the share capital of the Company, or any redemption or repurchase of any Equity Securities of the Company;

(c) any material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Group Companies;

(d) any waiver, not in the ordinary course of business consistent with past practice, by any Group Company of a material right or of a material debt owed to it;

(e) any satisfaction or discharge of any Encumbrance or payment of any Liabilities by any Group Company, except in the ordinary course of business consistent with past practice or in an amount individually or among related Liabilities below US$1,000,000;

(f) any change or amendment to the Constitutional Documents of any Group Company or material change to any material Contract or arrangement by which any Group Company is bound or to which any of their respective material assets or properties is subject;

(g) any material transaction entered into by any Group Company other than in the ordinary course of business consistent with past practice;

(h) the loss of the services of any key employee, or material change in the composition or duties of the executive officers of any Group Company; or

(i) any other event or condition of any character that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12 Litigation. There is no material Action pending or, to the Knowledge of the Company, threatened against or affecting any Group Company or any of their respective material properties. To the Knowledge of the Company, none of the Group Companies, or any director or officer thereof in his or her capacity as such director or officer or otherwise in connection with his or her role or activities with such Group Company, is or has been the subject of any Action involving a claim of violation of, or liability under, applicable securities Laws, or a claim of breach of fiduciary duty.

Section 3.13 Taxes.

(a) Each Group Company (i) has timely filed all material Tax Returns required to be filed by it; (ii) has timely paid all Taxes required to be paid by it for which payment was due (whether or not shown on any Tax Returns) and; (iii) has established an adequate accrual or reserve for the payment of all material Taxes payable in respect of the periods or portions thereof that are not yet due and payable.

(b) No deficiencies for any Tax have been claimed, proposed, assessed or, to the Knowledge of the Company, threatened against any Group Company in writing.

(c) None of the Group Companies has received from any Governmental Authority (including any sales or use tax authority) any (i) written notice indicating an intent to open a tax audit, (ii) written request for information related to material Tax matters, or (iii) written notice of deficiency of any amount of Tax proposed, asserted, or assessed by any Governmental Authority against any Group Company. No Tax Return of any Group Company is under audit by any Governmental Authority. No claim has ever been made by a Governmental Authority in a jurisdiction where any Group Company does not file Tax Returns or pay any Taxes that any Group Company is required to file any such Tax Returns or pay any Taxes in that jurisdiction that has not been resolved.

(d) No Tax liens are currently in effect against any of the material assets of any Group Company other than liens for Taxes not yet due and payable. There is not in effect any waiver by any Group Company of any statute of limitations with respect to any Taxes nor has any Group Company agreed to any extension of time for filing any material Tax Return that has not been filed.

(e) Each of the Group Companies has complied with all applicable Law relating to the withholding of Taxes in all material aspects.

(f) None of the Group Companies has any Liability for another person (other than a Group Company) as a result of being a member of a consolidated, combined, unitary or aggregate group of companies.

(g) Any material preferential Tax treatment enjoyed by any Group Company on or prior to the Pre-closing Date has been in compliance with all applicable Laws and will not be subject to any retroactive deduction or cancellation except as a result of retroactive effects of changes in the applicable Laws.

Section 3.14 Compliance with Laws; Orders and Permits. Each Group Company has been and is in compliance in all material respects with all Laws and Governmental Orders to which such Group Company is subject or by which such Group Company’s assets or properties are bound. Each Group Company owns, holds, possesses or lawfully uses in the operation of its business all permits that are necessary for it to own or lease its properties and assets and conduct its business as currently conducted and as proposed to be conducted (the “Required Permits”), and all the Required Permits are in full force and effect and no cancellation or suspension of any Required Permit is pending or, to the Knowledge of the Company, threatened, except to the extent the failure to own, hold, possess or use the Required Permits would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, any record owner of any Equity Securities of the Company who is a PRC resident under the circulars of the State Administration of Foreign Exchange of the PRC (“SAFE”) or is otherwise subject to the registration requirements of SAFE, has fully complied with such registration Requirements.

Section 3.15 Real Property.

(a) The Company or one of its Subsidiaries, as the case may be, holds record, good, valid, legal and marketable title to the Owned Real Property, free and clear of all material liens, and the land use rights relating to the Owned Real Property have been obtained from a competent Governmental Authority and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights have been paid in full. Each Group Company has duly complied in all material respects with all the terms and conditions of, and all of its obligations under, the relevant land use rights contract or certificate or real property purchase contract in relation to any Owned Real Property owned by it. The Owned Real Property is and remains in conformity in all material respects with all applicable building codes and standards, construction and building, fire prevention, safety, planning or zoning Law.

(b) Each of the Group Companies has valid leasehold interests in all of their respective Leased Real Property, free and clear of all material liens, and each lease agreement of such Leased Real Property (collectively, the “Lease Agreements”) is valid, binding and enforceable. None of the Group Companies is delinquent in respect of any rent, rates and other charges for which the tenant is responsible under the Lease Agreements and there exists no default or event of default (or event which with or without notice or lapse of time or both would become a default) on the part of any Group Company, as applicable. Each of the Group Companies has observed and performed all restrictions and covenants on the part of the tenant and the conditions contained in the Lease Agreements in all material respects. Each of the Group Companies enjoys peaceful and undisturbed possession of the Leased Real Property under all such Lease Agreements. There are no written or oral subleases, licenses or agreements granting to any other Person the right of use or occupancy of any Leased Real Property.

Section 3.16 Material Contracts.

(a) For purposes of this Agreement, “Material Contracts” means each outstanding Contract to which any Group Company is a party or to which any Group Company or any of their properties or assets is subject, which (i) is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K under the Securities Act, (ii) is a VIE Agreement, or (iii) is expected to account for five percent (5%) or more of the Company’s revenues in any of the fiscal years ending December 31, 2017, 2018 or 2019.

(b) All of the Material Contracts are valid, subsisting, in full force and effect and binding upon and enforceable against the applicable Group Company and, to the Knowledge of the Company, the other parties thereto. Each Group Company has duly performed all its obligations in all material respects under each Material Contract to the extent that such obligations to perform have accrued. No breach or default, alleged breach or default, or event which would (with or without notice, lapse of time or both) constitute a default under any of the Material Contracts by any Group Company or, to the Knowledge of the Company, any other party or obligor with respect thereto, has occurred, or as a result of this Agreement, or the performance hereof, will occur. No Group Company has received or given any notice regarding any such breach or default.

Section 3.17 Intellectual Property.

(a) Each Group Company owns or otherwise has sufficient rights (including but not limited to the applicable rights of development, maintenance, licensing and/or transfer) to all material Intellectual Property necessary and sufficient to conduct its business substantially as currently conducted by such Group Company (“Company IP”). All Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied in all material aspects. No Group Company, or any of its employees, officers or directors, has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. Other than created in the ordinary course of business consistent with past practice, the Company Owned IP is free and clear of any Encumbrance, license or other Contract granting rights therein to any other Person. No Company Owned IP is subject to any proceeding or outstanding Governmental Order in the PRC or settlement agreement or stipulation that (i) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company or (ii) may affect the validity, use or enforceability of such Company Owned IP. Other than in the ordinary course of business consistent with past practice, no Group Company has (i) transferred or assigned any Company IP to any Person; (ii) authorized any Person the joint ownership with respect to any Company IP; or (iii) permitted the rights of any Group Company in any Company IP to lapse or enter the public domain.

(b) No Group Company has violated, infringed or misappropriated in any material respect any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. To the Knowledge of the Company, no Person has violated, infringed or misappropriated any Company IP of any Group Company in any material aspect, and no Group Company has given any written notice to any other Person alleging any of the foregoing.

(c) Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard Company IP and made all applicable filings, registrations and payments of fees in connection with the foregoing.

Section 3.18 Anti-Corruption Compliance. None of the Group Companies, their respective directors, officers, and, to the Knowledge of the Company, agents, employees or other Persons that act for or on behalf of any Group Company, authorized or made, either directly or indirectly through any third party, any gift, offer, promise, or payment of anything of value: (a) to any Governmental Official (as defined below) with the intent or purpose of (i) influencing any act or decision of such Governmental Official in his or her official capacity, (ii) inducing such Governmental Official to do or omit to do any act in violation of the lawful duty of such Governmental Official, (iii) securing any improper advantage for any Group Company, or (iv) inducing such Governmental Official to use his or her influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization, in order to assist any Group Company or in obtaining or retaining business for or with, or directing business to, any person, except to the extent that such conduct was expressly permitted by applicable Law; or (b) to any Person in violation of any Law against commercial or official bribery or corruption, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”). As used in this subsection, “Governmental Official” means (a) any employee or official of any government, including any employee or official of any entity owned or controlled by a government, (b) any employee or official of a political party, (c) any candidate for political office or his or her employee, or (d) any employee or official of a supranational organization. Each Group Company has implemented policies and procedures to prevent and detect violations of the FCPA and any other Law against commercial or official bribery or corruption.

Section 3.19 Listing and Maintenance Requirements. The ADSs are registered as a class of security pursuant to Section 12(b) or 12(g) of the Exchange Act and listed on NASDAQ. The Company has taken no action which is designed to, or which is reasonably likely to, have the effect of terminating the registration of such ADSs under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. There are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company relating to the continued listing of the ADSs on NASDAQ, and the Company has not received any notice of, nor to the Company’s Knowledge is there any basis for, the delisting of the ADSs from NASDAQ.

Section 3.20 Offering; Exemption. Assuming the accuracy of Purchaser’s representations and warranties set forth in Article IV, no registration under the Securities Act or any applicable state securities Law is required for the issuance of the Subject Shares by the Company to Purchaser as contemplated hereby.

Section 3.21 No Integrated Offering. Neither the Company, nor any Affiliate of the Company, nor any person acting on its behalf or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Subject Shares to be integrated with prior offerings by the Company for purposes of the Securities Act in a manner that would require registration of such offer and sale under the Securities Act, or would cause any applicable state securities Law exemptions or any applicable stockholder approval provisions exemptions, including under the rules and regulations of any national securities exchange or automated quotation system on which any of the securities of the Company are listed or designated to be unavailable, nor will the Company take any action or steps that would cause the offering or issuance of the Subject Shares to be integrated with other offerings.

Section 3.22 Related Party Transactions. In the past two financial years preceding the date of this Agreement, none of the Affiliates, officers or directors of any Group Company is presently a party to any transaction with any Group Company (other than as holders of share options and for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any Affiliate, officer or director. None of the Affiliates, officers or directors of the Company directly or indirectly competes with, or has any interest in any Person that, directly or indirectly, competes with, any Group Company.

Section 3.23 Indebtedness. None of the Group Companies is, immediately prior to this Agreement, or will be, at the time of the Pre-closing after giving effect to the Pre-closing, in default in the payment of any Indebtedness with an outstanding principal amount of more than US$500,000.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company that each of the representations and warranties contained in this Article IV is true, complete and not misleading as of the date of this Agreement and each of such representations and warranties shall be true, complete and not misleading on and as of the Pre-closing Date, with the same effect as if made on and as of the Pre-closing Date (except for such representations and warranties that are made as of a specified date, which shall be true, complete and not misleading as of such date):

Section 4.01 Organization and Good Standing. Purchaser is a company duly incorporated and organized (as applicable), and is validly existing and in good standing (as applicable) under the Laws of its place of incorporation and in accordance with its Constitutional Documents (as the case may be). Purchaser is in compliance with all registrations and approval requirements of its place of incorporation.

Section 4.02 Authorization; Enforceable Agreement. Purchaser has full right, power, authority and capacity to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Purchaser, and this Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, will constitute valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

Section 4.03 Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Authority or any other competent corporate authority required in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been obtained.

Section 4.04 Purchaser Status.

(a) Purchaser is (i) not a “U.S. person” and is located outside the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act; (ii) aware that the sale of the Subject Shares is being made in reliance on Rule 903 promulgated under the Securities Act; and (iii) acquiring the Shares for its own account and not with a view to, or the intention of, or for sale in connection with, any distribution thereof in violation of applicable securities Laws.

(b) Purchaser understands and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Shares have not been and, except as contemplated by Section 5.18, will not be registered under the Securities Act and that such Shares may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 904 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) to the Company or one of its Subsidiaries, in each of cases (i) through (v) in accordance with any applicable state and federal securities Laws, and that it will notify any subsequent purchaser of Shares from it of the resale restrictions referred to above, as applicable.

(c) Purchaser understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, in addition to any other legend that may be required, each certificate for the Subject Shares issued to Purchaser shall bear a legend in substantially the following form (it being agreed that if the Subject Shares are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE OR ENCUMBRANCE OR ANY OTHER ALIENATION OF THE SHARES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDERS OF SUCH SHARES ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHARE PURCHASE AGREEMENT DATED JUNE 7, 2017, AS AMENDED FROM TIME TO TIME. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE REGISTERED HOLDER OF THIS CERTIFICATE TO THE COMPANY.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS; OR (II) UNLESS THE SECURITIES HAVE BEEN SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT.”

(d) Purchaser understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

ARTICLE V

COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.01 Lock-up. Purchaser hereby agrees that, without the prior written consent of the Company, it will not, during the period commencing on the Pre-Closing Date until the Closing Date, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Subject Shares or any other securities so owned convertible into or exercisable or exchangeable for any of the Subject Shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Subject Shares.

Section 5.02 HK Holdco and Collateral Arrangement.

(a) The Company shall establish the HK Holdco as soon as possible prior to Closing. The board of directors of HK Holdco shall consist of three (3) directors, comprising one (1) Purchaser Director and two (2) Company Directors.

(b) The Parties shall work cooperatively to complete the opening of the Collateral Account and the execution and, if required under applicable Laws, registration, of the Account Charge, it being understood that the Company shall take the lead in opening the Collateral Account and the execution and any registration of the Account Charge. Each Party shall provide the other Party with drafts of all written documentation in respect of the foregoing matter on which it is responsible for preparing the documentation, give the other Party and its legal counsel a reasonable opportunity to comment on such documentation, and provide the other Party and its legal counsel with copies of all documentation and other communications in respect of the foregoing matter on which it takes the lead. To the extent reasonably appropriate under the circumstances, a Party and its legal counsel shall also have the right to participate in all meetings and discussions with any third party in respect of the foregoing matter on which the other Party takes the lead.

Section 5.03 Commercially Reasonable Efforts.

(a) For the purposes of Pre-closing, (i) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 6.01 that are to be satisfied, but subject to any waiver thereof, at Pre-closing to be satisfied on a timely basis and, consistent with using such commercially reasonable efforts, if reasonably practicable, cause such conditions to be satisfied on or before June 8, 2017, and (ii) Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 6.02 that are to be satisfied, but subject to any waiver thereof, at Pre-closing to be satisfied on a timely basis and, consistent with using such commercially reasonable efforts, if reasonably practicable, cause such conditions to be satisfied on or before June 8, 2017. For the purposes of Closing, (i) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 6.01 that are to be satisfied, but subject to any waiver thereof, at Closing to be satisfied on a timely basis and, consistent with using such commercially reasonable efforts, if reasonably practicable, cause such conditions to be satisfied on or before the date which falls three (3) months after the Pre-closing Date, and (ii) Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 6.02 that are to be satisfied, but subject to any waiver thereof, at Closing to be satisfied on a timely basis and, consistent with using such commercially reasonable efforts, if reasonably practicable, cause such conditions to be satisfied on or before the date which falls three (3) months after the Pre-closing Date.

(b) As promptly as practicable after the execution of this Agreement, each Party to this Agreement (i) shall make all filings and give all notices reasonably required to be made and given by such Party in connection with the transactions contemplated by this Agreement and (ii) shall use all commercially reasonable efforts to obtain all Consents required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the transactions contemplated by this Agreement. Each Party shall, upon request of another Party and to the extent permitted by applicable Law or applicable Contracts, promptly deliver to such other party a copy of each such filing made, each such notice given and each such Consent obtained by it.

(c) The Parties understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing), with respect to any of its or its Subsidiaries’ or any of their respective Affiliates’ businesses, assets or properties. Notwithstanding anything herein to the contrary, Purchaser shall not be required to contest or defend any objections or oppositions raised by any Governmental Authority relating to the matters contemplated by this Section 5.03, although it may, at its sole discretion, elect to do so.

Section 5.04 Use of Proceeds. Subject to the provisions of this Agreement, including without limitation to Section 5.17, any net proceeds received by the Company pursuant to the transactions contemplated hereby shall be used by the Company as the working capital of the Group.

Section 5.05 Access to Information.

(a) Prior to the Pre-closing Date, the Company shall, and shall cause its Subsidiaries to, upon the Company’s receipt of reasonable prior notice, provide to Purchaser financial or other information (including non-public information) regarding the business and operation of any Group Company, including any information or statements as may be reasonably necessary for Purchaser (or any of its direct or indirect owners) to file any Tax Return or other filings required by Law. Prior to the Pre-closing Date, at such times as may be agreed in advance with the Company, representatives of Purchaser may, during normal office hours, (i) visit and inspect any of the sites and premises where the business of any Group Company is conducted and (ii) have reasonable access to those officers, employees, agents, accountants, auditors, contractors and subcontractors of any Group Company who have or may have Knowledge of matters with respect to which Purchaser reasonably seeks information, provided that any such access shall be accompanied by a personnel designated by the Company if the Company so requests. Purchaser hereby acknowledges its obligations of confidentiality under Section 5.09 hereof.

(b) Upon Purchaser’s reasonable request, the Company shall reasonably cooperate with Purchaser, and provide Purchaser with all information reasonably available to any Group Company, to permit Purchaser to (i) determine whether any Group Company is or has been a “passive foreign investment company” for United States federal income tax purposes and to determine the consequences to Purchaser of such status; and (ii) make or cause to be made and maintain any and all United States federal income tax elections that may be advisable in Purchaser’s reasonable discretion, to the extent related to the investment in the Company pursuant to this Agreement, including without limitation a “qualified electing fund” election under Section 1295 of the Code.

Section 5.06 Rule 144 Reporting. The Company shall, in order to enable Purchaser to sell the Subject Shares under Rule 144 of the Securities Act and for so long as Purchaser holds any Subject Share, use its commercially reasonable efforts to (a) comply with the requirements of Rule 144, including without limitation, the requirements of Rule 144(c)(1) with respect to public information about the Company and to its timely filing of all reports required to be filed under the Exchange Act, and (b) furnish to Purchaser upon request (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act and (ii) a copy of the most recent public periodic report of the Company and such other reports and documents of the Company as Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing Purchaser to sell any such Shares without registration.

Section 5.07 Further Assurances. Each of the Parties shall cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third Persons required to consummate the transactions contemplated by this Agreement.

Section 5.08 Public Disclosure. Subject to Section 5.09, at or before 8:30 a.m., New York time, on the first Business Day following the date of this Agreement, the Company shall issue a press release and as soon as possible thereafter file a current report on Form 6-K in the form required by the Exchange Act (the “6-K Filing”), each describing the terms of the transactions contemplated by this Agreement, provided that Purchaser shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release.

Section 5.09 Confidentiality. Each Party shall, and shall cause its Representatives, Affiliates and such Affiliates’ respective Representatives to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other Party furnished to it by such other Party or its Representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by such Party on a non-confidential basis, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources on a non-confidential basis by the Party to which it was furnished), and no Party shall release or disclose such Information to any other person, except to its Representatives, Affiliates or such Affiliates’ respective Representatives. Without limiting the generality of the foregoing, the following shall not constitute a breach of the confidentiality obligation under this Section 5.09 by Purchaser: (i) the issue of the press release and the 6-K Filing pursuant to Section 5.08 and (ii)

the filing of, and the disclosure of the material terms of, this Agreement in the reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act, provided that the Company shall consult Purchaser in connection with any such public disclosure prior to its release.

Section 5.10 Conduct of Business Prior to Closing. From the date hereof until the Closing, the Company shall, and shall cause each of its Subsidiaries to, (a) maintain its corporate existence, excluding creations of and mergers among Subsidiaries of the Company or the termination of existence of a Subsidiary which would not reasonably be expected to be material to the Company or any of its Subsidiaries; (b) maintain its material assets in good working order and condition, ordinary wear and tear excepted; and (c) maintain with financially sound and reputable insurance companies, insurance on all of its insurable assets in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business in the markets where the Company conducts its business.

Section 5.11 Notices of Developments. The Company shall promptly notify Purchaser of the occurrence of any transaction or event or series of transactions or events if prior to the Closing as a consequence to which (a) any representation or warranty made by the Company in this Agreement was, when made, or has subsequently become, untrue or inaccurate in any material respect, or (b) the Company shall fail to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company pursuant to this Agreement or (c) the consummation of the transactions contemplated by this Agreement will be, or would reasonably be expected to be, prevented or materially delayed.

Section 5.12 Resale of Subject Shares.

(a) At any time after Closing and until the second anniversary of the Closing Date, Purchaser may resell all or a portion of the Subject Shares represented by ADSs in the open market, provided that:

(i) any resale shall be made at a sales price (excluding any tax, brokerage fees, ADS issuance fees and other fees and expenses payable in connection with such sale) higher than US$1.44 per ADS;

(ii) for every one-fifth (1/5) of the Subject Shares (equivalent to 2,500,000 Shares) (a “Resale Tranche”), or a lesser amount thereof, that Purchaser resells, the portion of Investment Amount corresponding to a full Resale Tranche, equivalent to US$3 million (a “Resale Tranche Investment Amount”), shall be released from the Collateral Account in accordance with Section 5.17(b), provided that, where a Resale Tranche Investment Amount has been released from the Collateral Account in relation to a resale of less than a Resale Tranche of Subject Shares, no further amounts shall be released from the Collateral Account in relation to subsequent resales by Purchaser until the number of Resale Tranches constituted by the aggregate number of Subject Shares sold has increased by one. For example, if the Purchaser resells 1,000,000 Shares, US$3 million shall be released from the Collateral Account in accordance with Section 5.17(b), and if the Purchaser subsequently resells another 1,500,000 Shares, no further amount shall be released from the Collateral Account; if the Purchaser resells 4,000,000 Shares, US$6 million shall be released from the Collateral Account in accordance with Section 5.17(b);

(iii) any resale of the Subject Shares by Purchaser shall comply with applicable securities Laws.

(b) Purchaser shall provide the Company with a notice in writing (the “Resale Notice”), setting forth (i) the intended date of the resale; (ii) the number of Subject Shares intended to be resold, and (iii) the expected sales price per ADS. If a resale is to be made in reliance on Rule 144 under the Securities Act, Purchaser shall provide to the Company (A) the original certificate or certificates representing the number of Subject Shares intended to be resold, (B) the originally executed representation letters, (C) the completed Form 144 as filed with the SEC, if applicable, and (D) any other documents reasonably requested by the Company and the Depositary (all of the foregoing documentations from (A) to (D), the “Rule 144 Documents”). Upon receipt by the Company of the Rule 144 Documents, subject to the applicable securities Laws, the Company shall cause the Depositary to deliver ADSs to Purchaser as soon as commercially practicable and in any event no later than seven (7) Business Days.

(c) Within three (3) Business Days after completion of each resale, Purchaser shall provide the Company with documents evidencing the number of Subject Shares actually sold and the actual price or prices at which such Shares were sold.

(d) This Section 5.12 shall not apply to any sale of the Subject Shares pursuant to the Option Deed. Any attempt by Purchaser to transfer or resell any of the Subject Shares other than in accordance with the Option Deed or this Section 5.12 shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s share register to such attempted transfer.

Section 5.13 Redemption Right.

(a) If, at any time during the period commencing on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date, the rolling volume weighted average price of the ADS as quoted on the NASDAQ for any given thirty (30) consecutive Trading Day period is below US$4.0 per ADS (the “Redemption Right Triggering Event”), Purchaser may, at any time before the end of a period of fifteen (15) Business Days after the second anniversary of the Closing (“Redemption Notice Period”), elect, in its sole discretion, by giving a written notice to the Company (the “Redemption Notice”), to require the Company to redeem all (but not less than all) of the Remaining Subject Shares held by Purchaser as of the date of the Redemption Notice. Such Redemption Notice shall be delivered to the Company’s registered office address and business address at Building No. 3, 690 Bibo Road, Zhang Jiang Hi-Tech Park, Pudong New Area, Pudong, Shanghai 201203, People’s Republic of China.

(b) If the Redemption Right Triggering Event has occurred and Purchaser exercises its Redemption Right pursuant to Section 5.13(a), (i) the Company shall, within fifteen (15) Business Days after the date the Redemption Notice is given, pay to Purchaser in respect of the Remaining Subject Shares as of the Redemption Date an amount equal to (A) the Unreleased Investment Amount as of the Redemption Date multiplied by (B) 120% (the “Redemption Price”), in accordance with Section 5.15 (the date on which the Redemption Price is so paid, the “Redemption Date”), and (ii) upon the Redemption Date and subject to the Purchaser receiving the Redemption Price in full, Purchaser shall promptly take any action which may be necessary to release and discharge the Security over the Collateral Account, and HK Holdco shall own and be entitled to withdraw all the Cash Collateral on deposit at the Collateral Account, free and clear of any Encumbrance, subject to Section 5.15. If the Redemption Right Triggering Event has occurred but Purchaser does not exercise its Redemption Right pursuant to this Section 5.13 nor exercise its rights pursuant to the Option Deed, effective upon expiration of the Redemption Notice Period, Purchaser shall promptly take any action which may be necessary to release and discharge the Security over the Collateral Account, and HK Holdco shall own and be entitled to withdraw all the Cash Collateral on deposit at the Collateral Account, free and clear of any Encumbrance.

(c) Subject to other sections of this Agreement, if the Redemption Right Triggering Event does not occur, upon the second anniversary of Closing, Purchaser shall promptly take any action which may be necessary to release and discharge the Security over the Collateral Account, and HK Holdco shall own and be entitled to withdraw all the Cash Collateral on deposit at the Collateral Account, free and clear of any Encumbrance.

Section 5.14 Early Redemption Right.

(a) Without limiting Section 5.13, Purchaser may, at any time within two (2) years after the Closing Date and following (i) it becoming aware of the occurrence of an Early Redemption Event (as defined in Section 5.14(b) below) or (ii) it receiving a notice in writing from the Company notifying it of the occurrence of an Early Redemption Event, elect, in its sole discretion, by giving written notice to the Company (the “Early Redemption Notice”), to require the Company to redeem all (but not less than all) of the Remaining Subject Shares held by Purchaser as of the date of the Early Redemption Notice. Such Redemption Notice shall be delivered to the Company’s registered office address and business address at Building No. 3, 690 Bibo Road, Zhang Jiang Hi-Tech Park, Pudong New Area, Pudong, Shanghai 201203, People’s Republic of China.

(b) Any of the following events that occurs within two (2) years after the Closing Date shall constitute an early redemption event (each, an “Early Redemption Event”):

(i) The ADSs cease to be listed on the NASDAQ;

(ii) The ADSs are suspended from trading on the NASDAQ for more than ten (10) Business Days due to reasons other than normal corporate and business activities;

(iii) Mr. Zhu ceases to directly or indirectly own 20% or more of the total outstanding and issued Shares on a fully-diluted and as-converted basis partially or solely due to an acquisition, in one or more transactions, of Equity Securities by Smilegate Entertainment Inc., a company incorporated under the laws of the Republic of Korea, and/or any of its Affiliates (“Smilegate Acquisition”);

(iv) Mr. Zhu ceases to directly or indirectly own 20% or more of the total outstanding and issued Shares on a fully-diluted and as-converted basis due to any reason other than a Smilegate Acquisition;

(v) Any material breach by the Company of any of its obligations under this Agreement or any material breach by HK Holdco of any of its obligations under the Option Deed or Account Charge;

(vi) The occurrence of any Major Indebtedness Default;

(vii) Removal of the Purchaser Director from the board of directors of HK Holdco or as a co-signatory to the Collateral Account, any material breach of HK Holdco’s articles of association or the Shareholders’ Agreement, or any amendment, modification or change to or of HK Holdco’s articles of association without the consent of Purchaser;

(viii) Any representation or statement made or deemed to be made by the HK Holdco or the Company in the Account Charge or the Option Deed or any other document delivered by or on behalf of the HK Holdco or the Company under or in connection with the Account Charge or the Option Deed is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(ix) Insolvency

(a) The Company, the HK Holdco or any Principal Subsidiary is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Purchaser in its capacity as such) with a view to rescheduling any of its Indebtedness;

(b) The value of the assets of the Company, the HK Holdco or any Principal Subsidiary is less than its Liabilities (taking into account contingent and prospective Liabilities);

(c) A moratorium is declared in respect of any Indebtedness of the Company, the HK Holdco or any Principal Subsidiary;

(x) Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a) the suspension of payments, a moratorium of any Indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company, the HK Holdco or any Principal Subsidiary other than a solvent liquidation or reorganisation of the Company, the HK Holdco or any Principal Subsidiary;

(b) a composition or arrangement with any creditor of the Company, the HK Holdco or any Principal Subsidiary, or an assignment for the benefit of creditors generally of the Company, the HK Holdco or any Principal Subsidiary or a class of such creditors;

(c) the appointment of a liquidator (other than in respect of a solvent liquidation of the Company, the HK Holdco or any Principal Subsidiary), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of the Company, the HK Holdco or any Principal Subsidiary or any of their respective assets; or

(d) enforcement of any Security over any assets of the Company, the HK Holdco or any Principal Subsidiary,

or any analogous procedure or step is taken in any jurisdiction.

Paragraph (x)(a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 15 days of commencement;

(xi) Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Company, the HK Holdco or any Principal Subsidiary;

(xii) HK Holdco is not or ceases to be a Subsidiary of the Company;

(xiii) It is or becomes unlawful for the HK Holdco or the Company to perform any of its obligations under the Account Charge or Option Deed;

(xiv) HK Holdco or the Company repudiates the Account Charge or the Option Deed or evidences an intention to repudiate the Account Charge or the Option Deed;

(xv) The government of Hong Kong, central bank (or similar organisation) of Hong Kong or any Governmental Authority of Hong Kong declares a moratorium, standstill or similar suspension of payments in respect of its External Indebtedness or the External Indebtedness of any person incorporated, domiciled, resident or situated in Hong Kong; and

(xvi) HK Holdco or the Company suspends or ceases to carry on all or a material part of its business or of the business of the Group taken as a whole.

(c) Subject to Section 5.14(a), the Company shall, within fifteen (15) Business Days after the date the Early Redemption Notice is given, pay to Purchaser in respect of the Remaining Subject Shares as of the Early Redemption Date an amount equal to, (x) in the case of an Early Redemption Event under Section 5.14(b)(iii), the Unreleased Investment Amount, and (y) in the case of an Early Redemption Event under Section 5.14 other than Section 5.14(b)(iii), (i) the Unreleased Investment Amount as of the Early Redemption Date multiplied by (ii) 120% (the “Early Redemption Price”), each in accordance with Section 5.15 (the date on which the Early Redemption Price is so paid, the “Early Redemption Date”).

(d) Upon the Early Redemption Date and subject to the Purchaser receiving the Early Redemption Price in full, Purchaser shall promptly take any action which may be necessary to release and discharge the Security over the Collateral Account, and HK Holdco shall own and be entitled to withdraw all the Cash Collateral on deposit at the Collateral Account, free and clear of any Encumbrance, subject to Section 5.15.

Section 5.15 Payment of Redemption Price and Early Redemption Price. Subject to Section 5.13 and Section 5.14, as applicable, on the date on which the payment of the Redemption Price or the Early Redemption Price is made:

(a) the Company shall pay to Purchaser the Redemption Price or the Early Redemption Price, as applicable, by wire transfer of immediately available funds to an account designated by Purchaser within three (3) Business Days prior to the date of payment, using (i) all the funds then on deposit at the Collateral Account, and (ii) if the funds then on deposit at the Collateral Account are insufficient to pay the Redemption Price or the Early Redemption Price, as applicable, the Company’s own funds; and

(b) the Company shall update its register of members to reflect the redemption of the Subject Shares being redeemed, and the Purchaser shall surrender to the Company the certificate(s) representing the Remaining Subject Shares being redeemed for cancellation as soon as practicable after the date on which the Redemption Price or Early Redemption Price is paid.

Section 5.16 Option to Redeem a Lesser Amount. To the extent the amount of Cash Collateral available at the time the Redemption Notice or Early Redemption Notice is served by the Purchaser would be insufficient to cover the entire amount of the Redemption Price or Early Redemption Price as contemplated by Section 5.15, or if the Purchaser has not received the entire amount of the Redemption Price or Early Redemption Price as contemplated by Section 5.15, the Purchaser may in its discretion elect to only redeem a portion of the Remaining Subject Shares, notwithstanding the provisions of Section 5.13 and Section 5.14.

Section 5.17 Collateral.

(a) The Company shall procure that HK Holdco executes and delivers in favor of Purchaser (i) the Account Charge by way of a first ranking security (the “Security”) in respect of the Cash Collateral, which amount shall be adjusted from time to time pursuant to Section 5.17(b), and (ii) the Option Deed.

(b) Upon receipt of a Resale Notice (the date of such receipt the “Discharge Date”) by the Company from Purchaser pursuant to Section 5.12 notifying it of the resale of all or a portion of the Subject Shares, with respect to each Resale Tranche intended to be resold:

(i) Purchaser shall promptly take or procure any action which may be necessary to release and discharge the Security in favor of Purchaser over a Resale Tranche Investment Amount, plus any interests accrued thereon until the Withdrawal Date (as defined below) (the “Released Cash Collateral Amount”), on deposit at the Collateral Account, and the Released Cash Collateral Amount shall be owned by HK Holdco, free and clear of any Encumbrance. The Company shall procure HK Holdco to withdraw the Released Cash Collateral Amount from the Collateral Account within five (5) Business Days after the Discharge Date (such date on which the Released Cash Collateral Amount is withdrawn, the “Withdrawal Date”); and

(ii) the Investment Amount for the purposes of calculating the Redemption Price pursuant to Section 5.13 and the Early Redemption Price pursuant to Section 5.14 shall be reduced by the Resale Tranche Investment Amount (which forms a portion of the Released Cash Collateral Amount) released from the Collateral Account pursuant to Section 5.17(b)(i). The portion of Investment Amount that remains deposited at the Collateral Account as of a specified date, which is equal to (A) the Investment Amount, minus (B) the total and cumulative Resale Tranche Investment Amounts that have been released from the Collateral Account as of such a date, is referred to herein as the “Unreleased Investment Amount”.

(c) The Company shall procure that the Collateral Bank shall not permit any withdrawal from the Collateral Account unless such withdrawal is approved in writing by the Purchaser until the date on which the Company’s obligations to pay any Redemption Price pursuant to Section 5.13 and any Early Redemption Price pursuant to Section 5.14 or HK Holdco’s obligations under the Option Deed (together the “Secured Obligations”) have been fully performed and discharged in accordance with the terms and conditions of this Agreement or the Option Deed as appropriate; provided, however, that Purchaser shall be authorized to give unilateral instructions in the circumstances where permitted pursuant to the Account Charge, and subject thereto Purchaser shall approve any withdrawal that HK Holdco is entitled to make pursuant to Section 5.13(b), Section 5.13(c), Section 5.14(d) and Section 5.17(b).

(d) Once all the Secured Obligations have been paid in full or have been fully performed or lapsed pursuant to the terms and conditions of this Agreement, Purchaser Director shall be removed from HK Holdco as a director and as a co-signatory to the Collateral Account.

Section 5.18 Registration.

(a) The Company shall prepare and file, as soon as practicable, but in no event later than two (2) months after the Closing Date (the “Filing Deadline”), with the SEC a Registration Statement covering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. Such Registration Statement shall be on Form F-3 (or, if Form F-3 is not then available to the Company, on such form of Registration Statement as is then available to effect a registration for resale of the Registrable Securities). The Company shall use its best efforts (i) to cause such Registration Statement to be declared effective by the SEC under the Securities Act (unless it becomes effective automatically upon filing) as promptly as possible after the filing thereof, and shall respond to any comments received from the SEC within ten (10) Business Days, and (ii) to keep such Registration Statement continuously effective under the Securities Act until the date on which all Registrable Securities covered by such Registration Statement have been sold (the “Effective Period”). Such Registration Statement shall not include any Shares or other securities for the account of any other holder without the prior written consent of Purchaser. Notwithstanding the registration obligations set forth in this Section 5.18, if the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415 under the Securities Act, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each Holder and use its best efforts to file amendments to the Registration Statement as required by the SEC and/or (ii) withdraw the Registration Statement and file a new Registration Statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on Form F-3 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its best efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the SEC’s staff (“Commission Guidance”). In the event the Company amends the Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its best efforts to file with the SEC, as promptly as allowed by the SEC or Commission Guidance, one or more Registration Statements on Form F-3 or such other forms available to register for resale those Registrable Securities that were not registered for resale on the Registration Statement, as amended, or the New Registration Statement (the “Additional Registration Statements”). For purposes of this Agreement, the filing deadline of a New Registration Statement and an Additional Registration Statement shall be the tenth (10th) day after the date that the Company is allowed to file such New Registration Statement or Additional Registration Statement, as applicable, by the SEC or Commission Guidance.

(b) Subject to the requirements of Section 5.18(a) regarding the Filing Deadline, whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as possible:

(i) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its best efforts to cause a Registration Statement that registers such Registrable Securities to become effective, and keep such Registration Statement effective until all of the Registrable Securities have been disposed of;

(ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be necessary to keep the Registration Statement effective for the Effective Period and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such Registration Statement;

(iii) furnish to each Holder a Prospectus which requirement may be fulfilled by the public filing of such Prospectus on the Electronic Data Gathering, Analysis and Retrieval system of the SEC, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Purchaser may reasonably request in order to facilitate the disposition of the Registrable Securities owned by it that are included in such registration;

(iv) notify each Holder and its counsel in writing (A) of the receipt by the Company of any notification with respect to any comments by the SEC with respect to such Registration Statement or Prospectus or any amendment or supplement thereto or any request by the SEC for the amending or supplementing thereof or for additional information with respect thereto, (B) of the receipt by the Company of any notification with respect to the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or Prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose, (C) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes, and (D) of the existence of any fact or the happening of any event that causes the Company to become an “ineligible issuer,” as defined in Rule 405 of the Securities Act;

(v) use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (A) any order suspending the effectiveness of the Registration Statement, or (B) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment;

(vi) use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities Laws of such jurisdictions as shall be reasonably requested by the Purchaser;

(vii) immediately notify each Holder, at any time prior to the end of the Effective Period, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and promptly prepare, file with the SEC and furnish to each Holder a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(viii) use its best efforts to list such Registrable Securities on each securities exchange on which the Shares (including American depositary shares representing the Shares) are then listed; and

(ix) cooperate with each Holder and the Depositary to facilitate the timely delivery of ADSs (in book entry or certificated form) to be delivered to a transferee pursuant to a Registration Statement, which ADSs shall be free of all restrictive legends. In connection therewith, if required by the Company’s agent which maintains the register of members of Shares or the Depositary, the Company shall promptly after the effectiveness of the Registration Statement cause an opinion of legal counsel as to the effectiveness of the Registration Statement to be delivered to such agent or the Depositary, together with any other authorizations, certificates and directions requested by such agent or the Depositary, which authorize and direct such agent or the Depositary to issue such Registrable Securities without legend upon sale by the Purchaser under the Registration Statement.

(c) The Company understands that each Holder disclaims being an underwriter, but in the event any Holder is deemed an underwriter, the Company shall not be relieved of any obligations it has hereunder.

Section 5.19 Review by Counsel. In connection with the preparation and filing of each Registration Statement registering Registrable Securities under the Securities Act, each Holder and its counsel shall be permitted to review such Registration Statement and each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto a reasonable period of time (but not less than ten (10) Business Days) prior to their filing with the SEC.

ARTICLE VI

CONDITIONS TO PRE-CLOSING AND CLOSING

Section 6.01 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions at Pre-closing contemplated by this Agreement are subject to the satisfaction of all of the following conditions (in the case of Section 6.01(i), only to the extent applicable to Pre-closing), and the obligations of Purchaser to consummate the transactions at Closing contemplated by this Agreement shall be subject to the satisfaction of Section 6.01(i) to the extent applicable to Closing:

(a) Representations and Warranties. Each of the representations and warranties of the Company in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of the Pre-closing, except for such representations and warranties made as of a specific date, which shall be true and correct as of such date.

(b) Performance. The Company shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or prior to the Pre-closing.

(c) Corporate Approvals. The Company shall have duly attended to and carried out all corporate procedures that are required under the Laws of its place of incorporation or establishment to effect its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e) Qualification under Securities Laws. All registrations, qualifications, permits and approvals, if any, required to be obtained prior to the Pre-closing under applicable securities Laws shall have been obtained for the lawful execution, delivery and performance of this Agreement including, without limitation, the offer and sale of the Subject Shares.

(f) Orders. There shall be no Governmental Authority that has

(i) instituted or to the Knowledge of the Company or the Purchaser, threatened any action or investigation to restrain, prohibit or otherwise challenge any transaction contemplated under this Agreement;

(ii) to the Knowledge of the Company or the Purchaser, threatened to take any action as a result of or in anticipation of transactions contemplated under this Agreement; or

(iii) proposed, enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) which would prohibit, restrict or delay the (A) the transactions contemplated by this Agreement, (B) the operations of the Group Companies, as a whole, after the date hereof, including to compel the Group Companies to dispose of all or a material portion of the business or assets of the Group Companies, as a whole, as a result of the consummation of such transactions.

(g) Trading. Trading in the ADSs shall not be the subject of a current suspension order or trading halt by either the SEC or by NASDAQ, shall not be the subject of a current suspension or trading halt or then be subject to material limitations.

(h) SEC Filings. The Company shall have filed, on a timely basis, all the SEC Filings during the thirty six (36) months preceding the Pre-closing Date.

(i) Pre-closing and Closing Deliverables. Purchaser shall have received the documents and deliveries set forth in Section 2.02(a) required by this Agreement to be delivered at Pre-closing or Closing, as applicable, as specified under Section 2.02(a).

Section 6.02 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions at Pre-closing contemplated by this Agreement are subject to the satisfaction of all of the following conditions (in the case of Section 6.02(e), only to the extent applicable to Pre-closing), and the obligations of the Company to consummate the transactions at Closing contemplated by this Agreement shall be subject to the satisfaction of Section 6.02(e) to the extent applicable to Closing:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of Pre-closing, except for such representations and warranties made as of a specific date, which shall be true and correct as of such date.

(b) Performance. Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or prior to the Pre-closing.

(c) Corporate Authority. Purchaser shall have duly attended to and carried out all corporate procedures that are required under the laws of its place of incorporation or establishment to effect its execution, delivery and performance of this Agreement, and the transactions contemplated hereby.

(d) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the transactions contemplated by this Agreement on the terms contemplated herein, and no applicable Law shall have been enacted or be deemed applicable to the transactions contemplated by this Agreement that makes consummation of the transactions contemplated by this Agreement illegal.

(e) Pre-Closing and Closing Deliverables. The Company shall have received the documents and deliveries set forth in Section 2.02(b) required by this Agreement to be delivered at Pre-closing or Closing, as applicable, as specified under Section 2.02(b).

ARTICLE VII

INDEMNIFICATION

Section 7.01 Survival of Representations and Warranties. All representations and warranties contained in this Agreement or any certificate delivered in connection herewith shall be deemed to be material and to have been relied upon by the Parties. The representations and warranties set forth under Article III shall survive the Closing until twelve (12) months after the Closing; provided, however, that the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.05(i), Section 3.06, Section 4.01 and Section 4.02 shall survive indefinitely. Any covenants and agreements of each Party contained in or made pursuant to this Agreement shall survive the Closing indefinitely or, if there is a period explicitly specified therein, for such specified period. The Parties hereby agree and acknowledge that the survival periods set forth in this Section 7.01 are contractual statutes of limitations and any claim brought by any Party pursuant to this Article VII must be brought or filed prior to the expiration of the applicable survival period. Notwithstanding the foregoing, any claims which are timely asserted prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02 Indemnification by the Company. The Company shall indemnify, defend and hold harmless Purchaser and its directors, officers, employees, Affiliates, agents, assigns and transferees (each a “Purchaser Indemnified Party”) from and against any Losses resulting from, arising out of or in connection with (a) any inaccuracy or breach of any representation or warranty of the Company contained in this Agreement or any certificate delivered by or on behalf of the Company in connection herewith, or (b) any breach of any covenant or agreement of the Company contained in this Agreement, provided that the Company’s maximum Liability under this Section 7.02 shall not exceed an amount equal to US$15 million.

Section 7.03 Materiality Determination.

(a) Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, for purposes of the indemnification provisions in Section 7.02, any determination of whether any breach of a representation or warranty has occurred under this Agreement shall be made in strict accordance with the terms of the relevant representation or warranty, taking into account any and all “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained therein.

(b) Once a breach is determined to have occurred in accordance with Section 7.03(a), for the purpose of determining the amount of Losses resulting from such breach, any “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation or warranty shall in each case be disregarded and not be given effect (as if such standard or qualification were deleted from such representation or warranty).

Section 7.04 Indemnified Party. Subject to this Article VII, the amount of any payment to any such Indemnified Party shall be sufficient to make such Indemnified Party whole for any diminution in value of the Securities held by it directly resulting from such breach. Any indemnity referred to in this Article VII for a breach shall be such as to place the Indemnified Party in the same position as it would have been in had there not been any breach under which the Indemnified Party is to be indemnified.

Section 7.05 No Double Recovery. Notwithstanding anything herein to the contrary, no Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Party has been indemnified or reimbursed for such amount under any other provision of this Agreement, the Account Charge or the Option Deed.

Section 7.06 Notice of Claims; Procedures. If any Indemnified Party makes any claim against the Indemnifying Party for indemnification under this Article VII, the claim shall be in writing and shall state in general terms the facts upon which such Indemnified Party makes the claim and shall pay the amount payable under the claim in accordance with Section 7.08. If the Company or Purchaser, as applicable (each, an “Indemnifying Party”) does not notify the Indemnified Party in writing within twenty (20) Business Days from receipt of such claim that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. In the event of any claim or demand asserted against an Indemnified Party by a third party upon which the Indemnified Party may claim indemnification, the Indemnifying Party shall give written notice to the Indemnified Party within twenty (20) Business Days after receipt from the Indemnified Party of such claim or demand, indicating whether the Indemnifying Party intends to assume the defense of the claim or demand. If the Indemnifying Party assumes the defense, the Indemnifying Party may not agree to any compromise or settlement to which the Indemnified Party has not consented in writing. If the Indemnifying Party elects not to assume the defense or fails to make such an election within the twenty (20) Business Day period, or otherwise fails to continue the defense of the Indemnified Party reasonably and in good faith, the Indemnified Party may assume the defense thereof at the expense of the Indemnifying Party, and a recovery against the Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party.

Section 7.07 Investigation. The representations, warranties, covenants and agreement of the Indemnifying Parties, and any Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Indemnified Party or by reason of the fact that the Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of any Indemnified Party’s waiver of any condition set forth in Article VI.

Section 7.08 Payment. Upon the earlier to occur of (a) the agreement of the Indemnifying Party to pay the amount claimed by an Indemnified Party in a claim notice, or (b) a final determination of an arbitration tribunal of competent jurisdiction as provided for in Section 9.02 that any amount is payable by an Indemnifying Party hereunder, such Indemnifying Party shall pay the Indemnified Party as soon as commercially practicable but in no event more than thirty (30) Business Days thereafter.

Section 7.09 Indemnification relating to Securities Laws Violations.

(a) By the Company. The Company shall indemnify and hold harmless any Holder, its officers, directors, employees, members, partners, and advisors and its respective Affiliates, each broker or any other Person acting on behalf of such Holder and each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act or the Exchange Act against all Losses, claims, damages, liabilities, or actions joint or several (or actions in respect thereof), to which any of the foregoing Persons may become subject under the Securities Act, the Exchange Act or other federal or state securities Law, insofar as such Losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively “Violations”): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement including any Prospectus contained therein or any amendments or supplements thereto; (ii) any omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities Law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities Law in connection with such registration statement; and the Company will reimburse such Holder and each such officer, director, employee, member, partner, and advisor and their respective Affiliates, each broker or any other Person acting on behalf of such Holder or controlling Person for any legal or other expenses reasonably incurred by them in connection with defending any such Loss, claim, damage, Liability or action; provided, however, the indemnity agreement contained in this Section 7.09(a) shall not apply to amounts paid in settlement of any such Loss, claim, damage, Liability or action if such settlement is effected without the written consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such Loss, claim, damage, Liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such foregoing Person.

(b) By the Holder. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each other Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against all Losses, claims, damages or liabilities (joint or several) to which the Company or any such foregoing Person may become subject under the Securities Act, the Exchange Act or other federal or state Law, insofar as such Losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be expressly for use in connection with such registration; and such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such foregoing Person in connection with defending any such Loss, claim, damage, Liability or action; provided, however, the indemnity agreement contained in this Section 7.09(b) shall not apply to amounts paid in settlement of any such Loss, claim, damage, Liability or action if such settlement is effected without the written consent of the such Holder (which consent shall not be unreasonably withheld); provided, further, the total amounts payable in indemnity by such Holder under this Section 7.09(b) and Section 7.09(d) in respect of any Violation shall not exceed the net proceeds actually received by Purchaser upon the sale of the Registrable Securities out of which such Violation arises.

(c) Notice. Promptly after receipt by an Indemnified Party under this Section 7.09 of notice of the commencement of any action (including any governmental action), such Indemnified Party will, if a claim in respect thereof is to be made against any Indemnifying Party under this Section 7.09, deliver to the Indemnifying Party a written notice of the commencement thereof and the Indemnifying Party shall have the right to participate in, and, to the extent the Indemnifying Party so desires, jointly with any other Indemnifying Party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, an Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflict of interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnifying Party of any Liability to the Indemnified Party under this Section 7.09.

(d) Contribution. If the indemnification provided for in this Section 7.09 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by applicable Law contribute to the amount paid or payable by such Indemnified Party as a result of such Loss, claim, damage or Liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the Violation(s) that resulted in such Loss, claim, damage or Liability, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of Law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, in no event shall any contribution by Purchaser hereunder, when combined with any amounts paid or payable by Purchaser pursuant to Section 7.09(b) hereof, exceed the net proceeds actually received by Purchaser upon the sale of the Registrable Securities out of which such Violation arises.

Section 7.10 Exclusive Remedy. Following the Closing, indemnification as set forth in this Article VII shall be (i) the exclusive remedy available to Purchaser with respect to any breaches of any representations and warranties, covenants or agreement by the Company, and (ii) the exclusive remedy available to the Company and Holder in relation to any matters set forth in Section 7.09, except in each case pursuant to Section 9.04 or in the case of fraud or willful or intentional misconduct by the other Party (which remedies shall, for the avoidance of doubt, be in addition to the remedies set forth in this Article VII).

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by written agreement of the Company and Purchaser;

(b) by the Company or Purchaser if an injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of the transactions contemplated hereby due to reasons other than a fault of such Party;

(c) by Purchaser if the Company shall have breached, in any material respect, any of its representations, warranties, covenants or other obligations under this Agreement and such breach shall be incapable of cure or has not been cured within fourteen (14) days following the giving of written notice of such breach to the Company;

(d) by the Company if Purchaser shall have breached, in any material respect, any of its representations, warranties, covenants or other obligations under this Agreement and such breach shall be incapable of cure or has not been cured within fourteen (14) days following the giving of written notice of such breach to Purchaser;

(e) by the Company or Purchaser if any of the conditions set forth in Article VI required by this Agreement to be satisfied at Closing have not been satisfied or waived by the date falling three (3) months after the date of Pre-closing, provided that, where the termination occurs after the Pre-closing and prior to the Closing, the Company shall cancel the Subject Shares in respect of which the Purchaser has not paid the Investment Amount, and the Purchaser shall be under no obligation whatsoever to pay any amount to the Company in respect of the Subject Shares.

The Party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give a notice of such termination to the other Party setting forth a brief description of the basis on which such Party is terminating this Agreement.

Section 8.02 Effect of Termination. If this Agreement is terminated in accordance with Section 8.01, it shall become void and of no further force and effect, except for the provisions of Section 1.01 (Definition), Section 1.02 (Definitional and Interpretative Provisions), Section 5.08 (Public Disclosure), Section 5.09 (Confidentiality), Article VII (Indemnification), this Section 8.02, Section 9.01 (Governing Law), Section 9.02 (Arbitration) and Section 9.06 (Fees and Expenses); provided, however, that such termination, unless otherwise agreed to by the Company and Purchaser, shall be without prejudice to the rights or obligations of any Party in respect of a breach of this Agreement prior to such termination.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. Nothing in this Agreement shall affect the right to serve process in any manner permitted by Law.

Section 9.02 Arbitration.

(a) Any dispute, controversy, difference, proceedings or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration rules (“HKIAC Rules”) in force when the notice of arbitration is submitted, which rules are deemed to be incorporated by reference into this Section 9.02. In the event that the HKIAC Rules in effect are in conflict with the provisions of this Section 9.02, the provisions of this Section 9.02 shall prevail.

(b) The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.

(c) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of New York and shall not apply any other substantive Law.

(d) Each of the Parties shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such Party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the party receiving the request.

(e) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(f) The Parties waive any objection, on the basis of any decision to join an additional party to the arbitration, to the validity and/or enforcement of any award made by the arbitral tribunal in the arbitration, in so far as such waiver can validly be made.

(g) The Parties waive any objection, on the basis of HKIAC’s decision to consolidate arbitrations involving claims arising out of or in connection with this Agreement, to the validity and/or enforcement of any award made by the arbitral tribunal in the consolidated proceedings, in so far as such waiver can validly be made.

(h) The Parties waive any objection, on the basis of the commencement of a single arbitration involving claims arising out of or in connection with this Agreement, to the validity and/or enforcement of any award made by the arbitral tribunal in the arbitration, in so far as such waiver can validly be made.

Section 9.03 Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by email or by facsimile transmission, if sent during normal business hours of the recipient; otherwise on the next Business Day, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Purchaser, to:

c/o Ark Pacific Capital Management Limited

Suite 62, 6/F New Henry House

10 Ice House Street, Central, Hong Kong

Attention: Kenneth Ng / Arthur Lau

Facsimile No.: +852 3585 2167 / +852 3585 1325

Email: kng@arkpacific.hk / alau@arkpacific.hk

if to the Company, to:

The9 Limited

Building No. 3, 690 Bibo Road

Zhang Jiang Hi-Tech Park

Pudong New Area, Pudong

Shanghai 201203

People’s Republic of China

Attention: George Lai

Facsimile No.: +86-21-5172-9903

Email: georgelai@corp.the9.com

or to such other address, email address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties.

Section 9.04 Specific Performance. The Parties agree that irreparable damage would occur in the event that the breaching party does not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the non-breaching party shall be entitled to seek a preservation order, an injunction, specific performance and other equitable or interim relief to prevent breaches of this Agreement by the breaching party and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The breaching party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to the non-breaching party on the basis that (a) the non-breaching party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. In seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, the non-breaching party shall not be required to provide any bond or other security in connection with any such order or injunction. The remedies available to Purchaser pursuant to this Section 9.04 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the non-breaching party from, in the alternative, seeking to terminate this Agreement and collect a remedy at law.

Section 9.05 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.06 Fees and Expenses. Except as otherwise provided herein, each Party shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby, except that the Company and Purchaser shall each pay one-half of any reasonable out-of-pocket expenses payable in connection with the sales, use, transfer, stamp duty or similar taxes payable in connection with the conveyance, transfer and assignment of the Subject Shares.

Section 9.07 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Except with respect to Article VII, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Any assignment in violation of this Section 9.07(b) shall be null and void.

Section 9.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.09 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

The9 Limited For and on behalf of The9 Limited

By:	/s/ George Lai
Name:	GEORGE LAI
Title:	DIRECTOR, CFO

Ark Pacific Special Opportunities Fund I, L.P.
acting by its General Partner
Ark Pacific Investment Management Limited

By:	/s/ Damian Juric
Name:	DAMIAN JURIC
Title:	DIRECTOR

[Signature Page to Share Purchase Agreement (Ark Pacific)]

APPENDIX I

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by [insert name of Purchaser Designated Person] (the “Joining Party”) and Ark Pacific Special Opportunities Fund I, L.P., in accordance with the Share Purchase Agreement dated June 7, 2017 (as amended, amended and restated or otherwise modified from time to time, the “Agreement”) by and among The9 Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”), and Ark Pacific Special Opportunities Fund I, L.P., an exempted limited partnership organized under the laws of the Cayman Islands.

Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Agreement as of the date hereof and shall have all of the rights and obligations of the “Purchaser” and a “Holder” thereunder as if it had executed the Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:

[Insert name of Purchaser

Designated Person]

By:
Name:
Title:

ARK PACIFIC SPECIAL OPPORTUNITIES FUND I, L.P.

acting by its General Partner

ARK PACIFIC INVESTMENT MANAGEMENT LIMITED

By:
Name:
Title:

I